23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-74269) of The Gymboree Corporation of our report dated May 24, 2002, with respect to the financial statements of The Gymboree 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2001.

By	/s/ Mohler, Nixon & Williams

MOHLER, NIXON & WILLIAMS Accountancy Corporation

Campbell, California
June 27, 2003